UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 24, 2015

RARE ELEMENT RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34852	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Union Boulevard, Suite 250 Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 278-2460

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On April 24, 2015, Rare Element Resources Ltd. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with institutional investors (the “Investors”) pursuant to which the Company agreed to sell, and the Investors agreed to buy, units consisting of 5,230,770 common shares and warrants to purchase 2,615,385 common shares for gross proceeds of US$3.4 million (the “Offering”).  The warrants have a cash exercise price of US$0.85 per common share, are exercisable immediately following issuance, and expire three years from the date of issuance.  The offering price per unit consisting of one common share and one warrant to purchase one half of one common share is US$0.65.

The Company has agreed to use its best efforts to maintain the effectiveness of a registration statement registering the issuance of common shares issuable on exercise of the warrants.  If an effective registration statement has been unavailable for more than, in the aggregate during the term of the warrants, five trading days, warrantholders may exercise their warrants on a net exercise basis.

In the Purchase Agreement, the Company agreed for a period of 60 days from the closing of the Offering not to issue any common shares and common share equivalents, subject to certain exceptions.  During the period that is between 60 and 90 days after the closing of the Offering, the Company is prohibited from issuing or entering into any agreement to issue any common shares except where (i) the issuance is of common shares with gross proceeds of at least $15 million; (ii) such issuance has an effective per share purchase price equal to or greater than $0.65 (subject to certain adjustments); and (iii) each investor in such issuance is subject to a lock up until 90 days following the closing of the Offering.  For a period of one year following the closing of the Offering, the Company is prohibited from engaging in variable rate transactions, including equity lines of credit or at-the-market offerings.

For 12 months following the Offering, the Investors shall have the right to participate for up to $2,428,571 in any future financing by the Company.  The Investors may not act in concert with other shareholders to influence the voting, control or policies of the Company.

The Company has entered into a Placement Agent Agreement, dated April 21, 2015, as amended on April 24, 2015 (the “Agent Agreement”), with H.C. Wainwright & Co., LLC (“HCW”) pursuant to which it will (i) pay to HCW a cash fee equal to 5% of the gross proceeds of the Offering to the Company and (ii) issue to HCW warrants to purchase 5% of the units purchased in the Offering.  These warrants will have the same terms as the warrants issued to the Investors in the Offering.  HCW will also be reimbursed for expenses of up to 2% of the aggregate proceeds raised in the Offering but no more than $25,000 without the Company’s prior written approval.  For the 12 months following the Offering, if the Investors participate in a future public or private financing by the Company, the Company would (i) pay to HCW a cash fee equal to 3% of the gross proceeds provided by the Investors in the financing and (ii) issue to HCW warrants to purchase 3% of the securities purchased by the Investors in such financing.

The net proceeds to the Company from the Closing, after deducting estimated offering expenses and the placement agent fees, are expected to be approximately $3.2 million.  The Offering is expected to close on or about April 29, 2015, subject to satisfaction of customary closing conditions.

The securities were offered and sold in a registered direct offering pursuant to an effective shelf registration statement on Form S-3 (Registration No. 333-189235) and a prospectus supplement dated April 27, 2015 to the base prospectus dated July 30, 2013.

Copies of the Agent Agreement, the Purchase Agreement, and the form of Common Share Purchase Warrant are filed as Exhibits 10.1, 10.2, and 10.3, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.  The foregoing descriptions of such agreements are summaries only and are subject to, and qualified in their entirety by, such exhibits.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Placement Agent Agreement, dated April 21, 2015, as amended on April 24, 2015, by and between the Company and H.C. Wainwright & Co., LLC
10.2	Securities Purchase Agreement, dated April 24, 2015, by and among the Company and certain investors
10.3	Form of Common Share Purchase Warrant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2015

RARE ELEMENT RESOURCES LTD.

	By:	/s/ Kelli C. Kast
	Name:	Kelli C. Kast
	Title:	Vice President, General Counsel and Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Placement Agent Agreement, dated April 21, 2015, as amended on April 24, 2015, by and between the Company and H.C. Wainwright & Co., LLC
10.2	Securities Purchase Agreement, dated April 24, 2015, by and among the Company and certain investors
10.3	Form of Common Share Purchase Warrant